Exhibit 99.1

Genesee & Wyoming Closes $750 million Senior Credit Facility

GREENWICH, Conn.– (BUSINESS WIRE) – Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that it has amended and restated its senior credit facility to expand it from US$620 million to US$750 million. The amended credit facility is comprised of a US$425 million revolving loan, a US$200 million term loan, an Australian dollar equivalent of a US$100 million Australian term loan and a Canadian dollar equivalent of a US$25 million Canadian term loan, all of which are due in July 2016. The revolving loan has a US$200 million sub-facility for loans in Australian dollars, a US$35 million sub-facility for loans in Canadian dollars and a US$25 million sub-facility for loans in Euros.

Revolver availability is expected to be approximately US$300 million, following the closing of the announced acquisition of the Arizona Eastern Railway. Initial borrowings are priced at LIBOR plus 1.75%.

Merrill Lynch, Pierce, Fenner and Smith Incorporated, Australia and New Zealand Banking Group Limited, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC acted as co-lead arrangers. Bank of America, N.A. acted as administrative agent for the previous credit facility and played the same role in the amended credit facility.

GWI owns and operates short line and regional freight railroads and provides railcar switching services in the United States, Canada, Australia, the Netherlands and Belgium. In addition, we operate the Tarcoola to Darwin rail line, which links the Port of Darwin to the Australian interstate rail network in South Australia. Operations currently include 63 railroads organized in nine regions, with approximately 7,400 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. We provide rail service at 17 ports in North America and Europe and perform contract coal loading and railcar switching for industrial customers.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10K for the most recently ended fiscal year.

SOURCE: Genesee & Wyoming Inc.

GWI Corporate Communications

Michael Williams, 1-203-629-3722

http://www.gwrr.com